Exhibit 10(iii)(A)(3)

September 3, 2008

MEMORANDUM

To:	Richard A. Goldstein

From:	Nicholas J. Camera

Re:	Deferred Compensation Arrangement

This memorandum relates to your deferred compensation arrangement with The Interpublic Group of Companies, Inc. (“Interpublic”), the terms of which were originally set forth in a letter to you dated as of June 1, 2001.

In order to ensure compliance with new deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), we have agreed to amend and restate the terms of your deferred compensation arrangement. This letter sets forth the amended and restated terms of your deferred compensation arrangement, effective immediately.

1.	Deferred Compensation Account. As of December 31, 2008, your deferred compensation account balance will be $518,146.77. In accordance with your previous agreement with Interpublic, no credits will be added to your deferred compensation account for services performed after December 31, 2006. However, credits equivalent to interest will continue to be added to the extent required by paragraph 2, below.

2.	Interest. Credits equivalent to interest will be added to your deferred compensation account in accordance with the terms and conditions of the Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements (the “Plan”), adopted effectively January 1, 1974 by Interpublic. You acknowledge that Interpublic has the right to discontinue further credits equivalent to interest in accordance with the terms and conditions of the Plan.

3.	Vesting. Your right to receive the balance of your deferred compensation account is fully vested.

4.	Payment of Vested Deferred Compensation. Interpublic will pay the vested balance of your deferred compensation account to you within 30 days after you separate from service with Interpublic. In general, you will separate from service with Interpublic when you stop serving on the Board, but the final determination of when your separation from service occurs will be made by Interpublic in accordance with Treas. Reg. § 1.409A-1(h).

5.	Death. If you die before your deferred compensation account is paid, any remaining balance will be paid to the Executor of your Will or the Administrator of your Estate, at the time required by paragraph 4, above. For purposes of this arrangement, if you die while serving on the Board, your separation from service will occur on the date of your death.

6.	Obligation to Make Payments. Interpublic may satisfy any obligation to make a payment under this deferred compensation arrangement by causing another party, such as a subsidiary or the trustee of an unsecured trust, to make the payment.

7.	Authority to Determine Payment Date. To the extent that any payment under this deferred compensation arrangement may be made within a specified number of days after any date or event, the date of payment will be determined by Interpublic in its sole discretion, and not by you, your beneficiary, or any representative.

8.	Withholding and Taxes. Interpublic may withhold (or cause to be withheld) from any amounts payable (or imputed) to you or on your behalf under this deferred compensation arrangement any or all federal, state, city, or other taxes that Interpublic reasonably determines are required to be withheld. However, you are solely responsible for paying all taxes (including any excise taxes or taxes required by Section 409A of the Code) on any compensation (including imputed compensation) and other income provided to you or on your behalf, regardless of whether taxes are withheld.

9.	No Alienation. Your right to future payments or benefits under this deferred compensation arrangement may not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or otherwise subject to a lien.

10.	Supplementary Nature of this Letter. Nothing in this memorandum shall obligate you to remain as a member of the Board or obligate Interpublic to maintain you as a member of the Board.

11.	Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.

12.	American Jobs Creation Act of 2004. This agreement will be administered and interpreted in accordance with Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 (collectively the “AJCA”). If Interpublic or you determine that any provision of this agreement is or might be inconsistent with the

AJCA, we will attempt in good faith to agree on an amendment to this agreement to avoid causing you to incur adverse tax consequences under Section 409A of the Code.

13.	Entire Agreement. This letter sets forth all of the terms of the deferred compensation to be paid to you by Interpublic or any of its subsidiaries, and supersedes all previous letters, agreements, and communications (both written and oral) relating to your right to receive deferred compensation.

If you agree to these amended and restated terms of your deferred compensation arrangement, please indicate your acceptance where indicated below. This amended and restated arrangement will become effective when countersigned by Interpublic.

The parties hereby agree to the amended and restated terms of the deferred compensation arrangement, as set forth above.

/s/Richard A. Goldstein	9/06/08
Richard A. Goldstein	Date

The Interpublic Group of Companies Inc.

/s/ Nicholas J. Camera		9/04/08
By:	Nicholas J. Camera	Date
Senior Vice President,
General Counsel and Secretary